Filed pursuant to Rule 424(b)(3) of the Rules and
Regulations under the Securities Act of 1933
Registration Statement No. 333-117547

This prospectus supplement ("Supplement") is part of, and should be read in conjunction with, the prospectus of Blyth, Inc. dated July 21, 2004 ("Prospectus"). This Supplement is qualified in its entirety by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

ANNEX I
SELLING STOCKHOLDERS

Set forth below is: (1) the name of each selling stockholder and his or her relationship to us during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all stock options and Restricted Stock Units ("RSUs") vest within 60 days, although some stock options and RSUs actually vest over a period of time); (3) the number of shares of common stock offered pursuant to this prospectus by each selling stockholder (assuming that all stock options and RSUs are fully vested); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after the completion of the sale of common stock offered pursuant to this prospectus. Notwithstanding their inclusion in this Annex I, all of the selling stockholders expressly disclaim that they are affiliates of Blyth. The selling stockholders are listed in this Annex I, whether or not they have a present intention to sell.

Name of Beneficial Owner	Relationship to Blyth	No. of Shares Beneficially Owned	No. of Shares Offered Hereby	No. of Shares Owned After Offering	Percentage Ownership After the Offering
Anne M. Busquet(1)	Director	1,500	1,500	0	*
Pamela M. Goergen(2)	Director	2,756,348	5,125	2,748,973	31.2%
Neal I. Goldman(3)	Director	10,125	5,125	5,000	*
Carol J. Hochman(4)	Director	6,250	6,000	250	*
Wilma H. Jordan(5)	Director	5,375	4,625	750	*
James M. McTaggart(6)	Director	3,475	2,625	850	*
Howard E. Rose(7)	Director	15,361	4,750	10,611	*
Robert H. Barghaus(8)	Vice President and Chief Financial Officer	14,522	12,577	1,945	*
Anne M. Butler (9)	Vice President of the Company and President of Partylite Worldwide	25,375	24,791	584	*
Robert B. Goergen, Jr.(10)	Vice President of the Company and President of the Multi-Channel Group and Corporate Development Group	829,532	16,308	813,224	9.2%

*           Represents less than 1%

(1)	The "Number of Shares Beneficially Owned" includes 1,500 RSUs.

(2)
The "Number of Shares Beneficially Owned" includes 98,595 shares held by Mrs. Goergen and 2,652,628 shares held by Robert B. Goergen (Mrs. Goergen’s husband), 2,875 stock options and 2,250 RSUs.  Mrs. Goergen disclaims beneficial ownership of the shares held by her husband.

(3)	The "Number of Shares Beneficially Owned" includes 5,000 shares held by Mr. Goldman, 2,875 stock options and 2,250 RSUs.

(4)	The "Number of Shares Beneficially Owned" includes 250 shares held by Ms. Hochmann, 3,750 stock options and 2,250 RSUs.

(5)
The "Number of Shares Beneficially Owned" includes 500 shares held by Ms. Jordan, 250 shares held by Ms. Jordan's Spouse, 2,500 stock options and 2,125 RSUs. Ms. Jordan disclaims beneficial ownership of the shares held by her spouse.

(6)	The "Number of Shares Beneficially Owned" includes 850 shares held by Mr. McTaggart and 2,625 RSUs.

(7)	The "Number of Shares Beneficially Owned" includes 10,611 shares held by Mr. Rose, 2,500 stock options and 2,250 RSUs.

(8)	The "Number of Shares Beneficially Owned" includes 1,945 shares held by Mr. Barghaus, 2,500 stock options and 10,077 RSUs.

(9)	The "Number of Shares Beneficially Owned" includes 584 shares held by Ms. Butler , 4,025 stock options and 20,766 RSUs.

(10)
The “Number of Shares Beneficially Owned” includes 150,040 shares held by Mr. Goergen, 576,375 shares held by Ropart Investments, LLC, 1,150 shares held by Mr. Goergen’s spouse and 85,659 shares held by Mr. Goergen in trust for his children, brother and brother’s children, 3,375 stock options and 12,933 RSUs. Mr. Goergen disclaims beneficial ownership of the shares held by his spouse.

The date of this Prospectus Supplement is April 20, 2010